Exhibit 12.1

TOPS HOLDING II CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2016, Fiscal 2015, Fiscal 2014, the Fiscal 2013 Successor Period, the Fiscal 2013 Predecessor Period and Fiscal 2012 (dollars in thousands, except ratio data).

	Successor				Predecessor
	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2016	2015	2014	2013	2013	2012
	(52 weeks)	(53 weeks)	(52 weeks)	(4 weeks)	(48 weeks)	(52 weeks)
Earnings:
Pre-tax loss	$(42,351)	$(60,265)	$(22,190)	$(3,067)	$(24,946)	$(21,542)
Plus:
Fixed charges	92,156	94,608	93,327	7,309	73,349	67,602
Amortization of capitalized interest	25	35	36	3	167	189
Total available earnings	$49,830	$34,378	$71,173	$4,245	$48,570	$46,249
Fixed charges:
Interest expensed	$78,018	$80,363	$78,806	$5,891	$61,274	$55,209
Amortization of discounts and capitalized costs	2,871	3,690	4,240	579	2,892	3,417
Interest in rental expenses	11,267	10,555	10,281	839	9,183	8,976
Total fixed charges:	$92,156	$94,608	$93,327	$7,309	$73,349	$67,602
Deficiency	$(42,326)	$(60,230)	$(22,154)	$(3,064)	$(24,779)	$(21,353)
Ratio of earnings to fixed charges	(A)	(B)	(C)	(D)	(E)	(F)

(A)	Due to the Company’s loss in Fiscal 2016, the ratio coverage was less than 1:1. The Company must generate additional earnings of $42,326 to achieve a coverage ratio of 1:1.
(B)	Due to the Company’s loss in Fiscal 2015, the ratio coverage was less than 1:1. The Company must generate additional earnings of $60,230 to achieve a coverage ratio of 1:1.
(C)	Due to the Company’s loss in Fiscal 2014, the ratio coverage was less than 1:1. The Company must generate additional earnings of $22,154 to achieve a coverage ratio of 1:1.
(D)	Due to the Company’s loss in the Fiscal 2013 Successor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $3,064 to achieve a coverage ratio of 1:1.
(E)	Due to the Company’s loss in the Fiscal 2013 Predecessor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $24,779 to achieve a coverage ratio of 1:1.
(F)	Due to the Company’s loss in Fiscal 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $21,353 to achieve a coverage ratio of 1:1.